Exhibit 99.1

One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103 News Release
Contacts:

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	(800) 255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES 2008 EARNINGS

ISSUES 2009 EARNINGS GUIDANCE

REDUCES DIVIDEND RATE

•	2008 Earnings in Line with Previous Guidance

•	Announces 2009 Guidance Range of GAAP $2.68 to $3.08 and Core (non-GAAP) $2.75 to $3.15 Earnings per Share

•	Common Dividend Reduced to $1.54 per Share Annualized Rate

•	Company Reaffirms Commitment to Strategy of Investing in Energy Infrastructure

•	Current Available Liquidity Remains Solid at Approximately $1.3 Billion

•	Analyst Conference Call Tuesday, Feb. 17 at 7 AM CT (Note Date & Time Change)

ST. LOUIS, MO., Feb. 13, 2009—Ameren Corporation (NYSE: AEE) today announced 2008 net income in accordance with generally accepted accounting principles (GAAP) of $605 million, or $2.88  per share, compared to 2007 GAAP net income of $618 million, or $2.98 per share.  Excluding certain items in each year, Ameren recorded 2008 core (non-GAAP) net income of $622 million, or $2.95 per share, compared to 2007 core (non-GAAP) net income of $685 million, or $3.30 per share.

2009 Earnings Guidance

Ameren also announced today it expects 2009 GAAP earnings to be in the range of $2.68 to $3.08 per share and core (non-GAAP) earnings to be in the range of $2.75 to $3.15 per share.  An estimated 7 cents per share negative impact in 2009 from the 2007 settlement agreement among parties in Illinois to provide comprehensive electric rate relief and customer assistance is excluded from core (non-GAAP) earnings guidance.  Any net unrealized mark-to-market gains or losses will impact GAAP earnings, but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses at this

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time.  In addition, the effects of a January 2009 severe winter storm, including the related impact of reduced electric margins due to the loss of operating capacity at our Missouri regulated operation’s largest customer, the Noranda Aluminum, Inc. smelter plant in New Madrid, Missouri, are also excluded from GAAP and core (non-GAAP) earnings guidance.  At this time, the company is unable to reasonably estimate the impact of the severe storm on earnings.

“Despite recent rate increases in Missouri and Illinois, as well as our proactive sales of 2009 non-rate-regulated generation in early 2008, we believe our 2009 core earnings will be relatively flat compared to our 2008 core earnings.  We believe that the weak economy, the volatile commodity markets, and unprecedented strains in the capital and credit markets will result in lower regulated customer sales versus 2008, lower power prices for unsold non-rate-regulated generation, and higher financing costs throughout 2009 and perhaps longer,” said Gary L. Rainwater, chairman, president and chief executive officer.

Ameren expects its business segments to provide the following contributions to 2009 core (non-GAAP) earnings per share:

Missouri Regulated	$1.25	-	$1.35
Illinois Regulated	0.40	-	0.50
Non-rate-regulated Generation	1.10	-	1.30
2009 Core (Non-GAAP) Earnings Guidance Range	$2.75	-	$3.15

Ameren’s guidance for 2009 assumes normal weather and is subject to, among other things, regulatory decisions and legislative actions, plant operations, energy and capital and credit market conditions, economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Dividends

Today, Ameren's board of directors declared a 38.5 cents per share quarterly dividend, payable on March 31, 2009, to shareholders of record on March 11, 2009.  The board's action is consistent with an annualized dividend of $1.54 per share, or a 39 percent reduction from the previous annual dividend level of $2.54 per share.

"We recognize the importance of our common dividend to our investors, and this dividend reduction, while prudent, was not a decision that our board took lightly,” said Rainwater.  “It was made only after implementing many other less painful steps.  We put in place plans to significantly reduce 2008 and projected 2009 capital and operating expenditures by approximately $800 million.  We

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reduced executive management salaries and incentive compensation opportunities, and placed firm controls on headcount and other operating expenditures.

“Several factors contributed to our decision to reduce the dividend.  First and foremost was the desire to enhance Ameren's financial strength and flexibility as we manage our company through the dramatically weakened state of the economy and the continued uncertainties in the capital, credit, and commodity markets.  Financial strength and flexibility are critical to providing long-term benefits to our shareholders and customers.  Specifically, this dividend reduction will allow Ameren to retain approximately $215 million of cash annually, which will provide incremental funds to enhance reliability, meet our customers' expectations and grow our regulated businesses, reduce our reliance on dilutive equity financings, enhance our access to the capital and credit markets to fund our operations and drive solid long-term earnings per share growth from our strong, regulated asset base.

“In making this decision, the board was not only mindful of the dramatic changes that have taken place in the economy and the capital, credit, and commodity markets over the last few months, but also the company’s current business mix.  Federal and state environmental expenditure requirements have increased, as have costs to invest in our energy infrastructure to meet our customers’ reliability needs.  Upon considering these challenges and others facing our company, our industry, and in certain respects, our country, our board made a prudent decision to reduce our dividend for the long-term benefit of all our stakeholders.

"We remain committed to our straightforward, long-term business strategy of investing in Missouri and Illinois in order to deliver safe, reliable, and affordable energy to our customers in an environmentally responsible manner and achieving solid returns in our regulated businesses, optimizing our existing non-rate-regulated generation assets, and delivering solid long-term value to our shareholders.  This same strategy will also be a critical factor in helping create jobs and provide long-term growth in Missouri and Illinois during this difficult economic period.”

Ameren’s dividend level has historically been among the highest of its utility peers and, in fact, of all large U.S. companies.  In 2008, Ameren paid out 88 percent of its GAAP earnings in dividends versus 50 to 60 percent for peer companies.  Rainwater noted that Ameren's new dividend rate will put it squarely within the payout range of similar companies and that, coupled with the company's long-term annual earnings per share growth target of at least 5 percent, would provide competitive long-term total return potential for shareholders.

"Our adjusted dividend level provides Ameren with a more sustainable dividend payout ratio based upon earnings from our regulated businesses and better aligns our dividend payout ratio with

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industry peers," said Rainwater.  "Looking ahead, our goal would be to grow the dividend level as our earnings from rate-regulated operations increase and our overall cash flow profile improves."

2008 Earnings

As noted above, Ameren Corporation today announced 2008 net income in accordance with generally accepted accounting principles (GAAP) of $605 million, or $2.88 per share, compared to 2007 GAAP net income of $618 million, or $2.98 per share.  Excluding certain items in each year, Ameren recorded 2008 core (non-GAAP) net income of $622 million, or $2.95 per share, compared to 2007 core (non-GAAP) net income of $685 million, or $3.30 per share.

For the fourth quarter of 2008, Ameren recorded GAAP net income of $57 million, or 27 cents per share, compared to $108 million, or 52 cents per share, for the fourth quarter of 2007.  Excluding certain items in each period, Ameren recorded fourth quarter 2008 core (non-GAAP) net income of $97 million, or 45 cents per share, compared to fourth quarter 2007 core (non-GAAP) net income of $125 million, or 60 cents per share.

The decline in core (non-GAAP) earnings per share in 2008 versus 2007 was principally due to higher fuel and related transportation prices, higher plant operations and maintenance costs, increased spending on utility distribution system reliability, and milder weather, among other things.  These items more than offset the positive impacts of improved generating plant output and higher realized margins from non-rate-regulated generation operations, as well as net increases in electric and natural gas rates, among other things.

The following items are excluded from 2008 and 2007 core (non-GAAP) earnings:

•	Net unrealized mark-to-market losses reduced 2008 net income by $17 million as compared to net unrealized gains of $7 million in 2007.
•
A lump-sum settlement payment in 2008 from a coal supplier for expected higher fuel costs in 2009 as a result of the premature closure of a mine and termination of a contract. This payment benefited 2008 net income by $16 million, but the contract termination will result in higher fuel costs for non-rate-regulated generation in 2009.

•
A 2008 benefit reflecting Missouri accounting and electric rate orders directing our Missouri utility to record a regulatory asset for the January 2007 severe ice storm costs and authorizing amortization and recovery of these costs over five years.  These orders increased 2008 net income by $16 million, offsetting virtually the entire Missouri portion of Ameren-wide net costs of $18 million recorded in 2007 for the January 2007 severe ice storm.

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•
A 2008 benefit to net income of $7 million related to a Missouri rate order directing our Missouri utility to record a regulatory asset for previously incurred costs pursuant to a 2007 Federal Energy Regulatory Commission (FERC) order.  The Missouri order authorizes amortization and recovery of these costs over two years.  The 2007 FERC order retroactively reallocated certain Midwest Independent Transmission System Operator (MISO) costs among MISO market participants resulting in a 2007 Ameren-wide net charge to earnings of $12 million.

•
The net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement reached in 2007, which reduced 2008 net income by $27 million as compared to a 2007 reduction of $44 million.

•
Asset impairment charges primarily related to the Indian Trails cogeneration plant as a result of the suspension of operations by the plant’s only customer.  These charges reduced 2008 net income by $12 million.

A reconciliation of GAAP to non-GAAP earnings per share is as follows:

	Fourth Quarter		Year
	2008	2007	2008	2007
GAAP earnings per share	$0.27	$0.52	$2.88	$2.98
Net unrealized mark-to-market (gain)/loss	0.16	(0.01)	0.07	(0.04)
Coal contract settlement - 2009 portion	-	-	(0.08)	-
2007 severe storms & related MO orders	(0.03)	-	(0.07)	0.09
FERC order & related MO order	(0.04)	0.01	(0.04)	0.06
Illinois electric rate relief settlement, net	0.03	0.08	0.13	0.21
Asset impairment charges	0.06	-	0.06	-
Core (non-GAAP) earnings per share	$0.45	$0.60	$2.95	$3.30

“Despite a very challenging economic environment, as well as volatile and uncertain capital, credit, and commodity market conditions, we were able to report 2008 core earnings in line with our expectations,” said Rainwater.  “As important, we were able to execute on key aspects of our long-term strategic plan, as well as take prudent actions to address the unprecedented economic and capital market conditions we are facing today.  In 2008, we were granted much needed electric and natural gas rate increases in our regulated operations in Illinois.  We also recently received approval of an electric rate increase in our Missouri regulated operations, which is expected to be effective March 1, 2009.  The Missouri order authorized fuel and purchased power cost recovery and vegetation management and infrastructure inspection cost-tracking mechanisms.  These mechanisms improve our ability to continue to invest in our infrastructure so that we will be able to meet our customers’ expectations for safe and reliable service.

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“In addition, we took timely, prudent actions to increase liquidity and enhance our financial flexibility in light of very difficult capital and credit market conditions and a weakening economy.  These actions included accessing the capital markets, as well as making significant reductions in our 2008 and 2009 spending plans, while still meeting our reliability, environmental and safety objectives.  As a result, our current available liquidity, which represents our cash on hand and amounts available under our credit facilities, remains solid at approximately $1.3 billion.”

 2008 Earnings at Missouri Regulated Operations

Core (non-GAAP) earnings in 2008 were $236 million, down from $302 million in 2007.  The decline in core (non-GAAP) earnings was primarily due to higher fuel and related transportation costs and near normal summer weather in 2008 compared to very hot weather in the year-ago summer.  Other factors contributing to the decline included higher plant operations and maintenance costs and higher other labor and employee benefits costs.  The above negatives were partly offset by the positive impact of a full year of the 2007 rate increases, among other things.  Missouri regulated operations recorded GAAP earnings in 2008 of $234 million, $47 million lower than in 2007.  In addition to the items noted above, this GAAP earnings decrease was also due to net unrealized mark-to-market losses in 2008 versus net unrealized mark-to-market gains in 2007.

2008 Earnings at Illinois Regulated Operations

Core (non-GAAP) earnings in 2008 were $51 million compared with $77 million in 2007.  The decline in core (non-GAAP) earnings was primarily due to higher costs for infrastructure reliability efforts, higher financing costs reflecting difficult capital market conditions, higher storm-related expenses, milder weather, and higher bad debt expenses.  These negatives were partly offset by the positive impact of the 2008 Illinois net increase in electric and natural gas rates and lower other labor and employee benefits costs, among other things.   Illinois regulated operations recorded GAAP earnings in 2008 of $32 million, down $15 million from the 2007 level.  In addition to the items noted above, this GAAP earnings decrease was also due to net unrealized mark-to-market losses.

2008 Earnings at Non-rate-regulated Generation Operations

Core (non-GAAP) earnings in 2008 were $336 million versus $304 million in 2007. The increase in core (non-GAAP) earnings was primarily driven by improved generating plant output and higher realized margins.  These positives were partly offset by higher fuel and related transportation prices and higher plant operations and maintenance costs, among other things.  Non-rate-regulated generation GAAP earnings in 2008 were $352 million compared to $281 million in 2007.  In addition to the items noted above, this increase in GAAP earnings was also driven by net unrealized mark-to-

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market gains and the previously discussed 2009 portion of the lump-sum settlement payment received in 2008 related to a terminated coal contract, partially offset by the majority of the previously discussed asset impairment charges.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 7:00 a.m. Central Time on Tuesday, Feb. 17, to discuss 2008 earnings, 2009 earnings guidance, the dividend, and other matters.  Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q4 2008 Ameren Corporation Earnings Conference Call,"  followed by the appropriate audio link.  An accompanying slide presentation will be available on Ameren’s Web site.  This presentation will be posted in the “Investors” section of the Web site under “Presentations.”  The analyst call will also be available for replay on the Internet for one year.  In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time, from Feb. 17 through Feb. 24, by dialing, U.S. (800) 405-2236; international (303) 590-3000 and entering the number: 11125672#.  The conference call on Tuesday, Feb. 17 replaces the previously scheduled Wednesday, Feb. 18 conference call for financial analysts.  There will be no call on Feb. 18.

About Ameren

With assets of approximately $23 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.  Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

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Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following: costs related to severe January 2007 storms, the effects of a January 2009 storm, including the related impact on our Missouri regulated operation’s largest customer, the Noranda Aluminum, Inc. smelter plant in New Madrid, Missouri, the earnings impact of the settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, a March 2007 Federal Energy Regulatory Commission order and 2009 Missouri Public Service Commission rate order relating to prior years’ regional transmission organization costs, net mark-to-market gains or losses from nonqualifying hedges, the benefit of accounting and rate orders from the Missouri Public Service Commission associated with 2007 storm costs, an asset impairment charge primarily related to the shutdown of the Indian Trails cogeneration plant, and the 2008 lump-sum payment from a coal supplier for expected higher fuel costs in 2009 as a result of the premature closure of a mine and termination of a contract. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations and future rate proceedings or future legislative actions that seek to limit or reverse rate increases;

•	uncertainty as to the continued effectiveness of the Illinois power procurement process;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Union Electric Company and Ameren Energy Marketing Company;

•	enactment of legislation taxing electric generators, in Illinois or elsewhere;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;
•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•
the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

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•	prices for power in the Midwest, including forward prices;
•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;
•	disruptions of the capital markets or other events that make the Ameren Companies’ access to necessary capital, including short-term credit, more difficult or costly;
•	our assessment of our liquidity and the effect of regulatory lag on our available liquidity sources;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•
generation plant construction, installation and performance, including costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;

•	recoverability through insurance of costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of Union Electric Company’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren Companies’ facilities or required to satisfy energy sales made by the Ameren Companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

#  #  #

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Electric Sales - kilowatt-hour (in millions):
Missouri Regulated
Residential	3,337	3,135	13,904	14,258
Commercial	3,485	3,486	14,690	14,766
Industrial	2,266	2,431	9,256	9,675
Other	179	182	785	759
Native load subtotal	9,267	9,234	38,635	39,458
Interchange sales	1,926	3,798	10,457	10,984
Subtotal	11,193	13,032	49,092	50,442

Illinois Regulated
Residential
Generation and delivery service	2,949	2,720	11,667	11,857
Commercial
Generation and delivery service	1,609	1,580	6,095	7,232
Delivery service only	1,592	1,254	6,147	5,178
Industrial
Generation and delivery service	351	223	1,442	1,606
Delivery service only	2,733	2,447	11,300	11,199
Other	149	145	555	576
Native load subtotal	9,383	8,369	37,206	37,648

Non-rate-regulated Generation
Non-affiliate energy sales	6,835	6,757	26,395	25,196
Affiliate native energy sales	1,416	1,633	6,055	7,296
Subtotal	8,251	8,390	32,450	32,492

Eliminate affiliate sales	(1,416)	(1,633)	(6,055)	(7,296)
Eliminate Illinois Regulated/Non-rate-regulated Generation common customers	(1,283)	(1,312)	(4,939)	(5,800)

Ameren Total	26,128	26,846	107,754	107,486

Electric Revenues (in millions):
Missouri Regulated
Residential	$192	$179	$948	$980
Commercial	165	165	838	839
Industrial	77	82	372	390
Other	11	12	108	93
Native load subtotal	445	438	2,266	2,302
Interchange sales	81	181	490	484
Subtotal	$526	$619	$2,756	$2,786

Illinois Regulated
Residential
Generation and delivery service	$287	$247	$1,112	$1,055
Commercial
Generation and delivery service	154	134	616	666
Delivery service only	21	17	77	54
Industrial
Generation and delivery service	25	17	102	105
Delivery service only	8	7	30	24
Other	55	77	285	372
Native load subtotal	$550	$499	$2,222	$2,276

Non-rate-regulated Generation
Non-affiliate energy sales	$332	$339	$1,389	$1,310
Affiliate native energy sales	132	110	441	461
Other	22	(3)	106	41
Subtotal	$486	$446	$1,936	$1,812

Eliminate affiliate revenues	(139)	(136)	(547)	(591)
Ameren Total	$1,423	$1,428	$6,367	$6,283

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Electric Generation - megawatthour (in millions):
Missouri Regulated	11.2	12.9	49.3	50.3
Non-rate-regulated Generation
Ameren Energy Generating Company (Genco)	4.4	4.6	16.6	17.4
AmerenEnergy Resources Generating Company (AERG)	1.6	1.4	6.7	5.3
Electric Energy, Inc. (EEI)	2.1	2.2	8.0	8.1
AmerenEnergy Medina Valley Cogen, L.L.C.	0.0	0.0	0.2	0.2
Subtotal	8.1	8.2	31.5	31.0
Ameren Total	19.3	21.1	80.8	81.3

Fuel Cost per kilowatt hour (cents)
Missouri Regulated	1.365	1.252	1.312	1.247
Non-rate-regulated Generation	1.924	1.649	1.912	1.691

Gas Sales - decatherms (in thousands)
Missouri Regulated	4,172	3,759	12,694	11,745
Illinois Regulated	34,546	29,095	103,668	93,952
Other	2,228	576	3,350	2,174
Ameren Total	40,946	33,430	119,712	107,871

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$(38)	$18	$234	$281
Illinois Regulated	17	2	32	47
Non-rate-regulated Generation	68	84	352	281
Other	10	4	(13)	9
Ameren Total	$57	$108	$605	$618

		December 31,		December 31,
		2008		2007
Common Stock:
Shares outstanding (in millions)		212.3		208.3
Book value per share		$32.80		$32.41

Capitalization Ratios:
Common equity		45.9%		48.2%
Preferred stock		1.3%		1.4%
Debt, net of cash		52.8%		50.4%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating Revenues:
Electric	$1,423	$1,428	$6,367	$6,283
Gas	485	384	1,472	1,279
Total operating revenues	1,908	1,812	7,839	7,562

Operating Expenses:
Fuel	372	303	1,275	1,167
Purchased power	246	281	1,210	1,387
Gas purchased for resale	360	278	1,057	900
Other operations and maintenance	497	439	1,857	1,687
Depreciation and amortization	171	167	685	681
Taxes other than income taxes	93	86	393	381
Total operating expenses	1,739	1,554	6,477	6,203
Operating Income	169	258	1,362	1,359

Other Income and Expenses:
Miscellaneous income	19	22	80	75
Miscellaneous expense	(8)	(4)	(31)	(25)
Total other income	11	18	49	50

Interest Charges	109	107	440	423

Income Before Income Taxes, Minority Interest, and Preferred
Dividends of Subsidiaries	71	169	971	986

Income Taxes	8	51	327	330

Income Before Minority Interest and Preferred Dividends of Subsidiaries	63	118	644	656

Minority Interest and Preferred Dividends of Subsidiaries	6	10	39	38

Net Income	$57	$108	$605	$618

Earnings per Common Share - Basic and Diluted	$0.27	$0.52	$2.88	$2.98

Average Common Shares Outstanding	211.5	208.1	210.1	207.4

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Year Ended
	December 31,
	2008	2007
Cash Flows From Operating Activities:
Net income	$605	$618
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	(8)	(8)
Gain on sale of noncore properties	-	(3)
Loss on asset impairments	14	-
Net mark-to-market gain on derivatives	(3)	(3)
Depreciation and amortization	705	735
Amortization of nuclear fuel	37	37
Amortization of debt issuance costs and premium/discounts	20	19
Deferred income taxes and investment tax credits, net	167	(28)
Minority interest	29	27
Other	(9)	12
Changes in assets and liabilities:
Receivables	25	(194)
Materials and supplies	(100)	(88)
Accounts and wages payable	57	-
Taxes accrued, net	(30)	21
Assets, other	63	49
Liabilities, other	183	(36)
Pension and other postretirement benefit obligations	(4)	27
Counterparty collateral, net	(69)	(27)
Taum Sauk costs, net of insurance recoveries	(149)	(56)
Net cash provided by operating activities	1,533	1,102

Cash Flows From Investing Activities:
Capital expenditures	(1,896)	(1,381)
Proceeds from sales of noncore properties, net	-	13
Nuclear fuel expenditures	(173)	(68)
Purchases of securities - nuclear decommissioning trust fund	(520)	(142)
Sales of securities - nuclear decommissioning trust fund	497	128
Purchases of emission allowances	(12)	(24)
Sales of emission allowances	4	5
Other	3	1
Net cash used in investing activities	(2,097)	(1,468)

Cash Flows From Financing Activities:
Dividends on common stock	(534)	(527)
Capital issuance costs	(12)	(4)
Short-term debt, net	(298)	860
Dividends paid to minority interest holder	(30)	(21)
Redemptions, repurchases, and maturities:
Long-term debt	(842)	(488)
Preferred stock	(16)	(1)
Issuances:
Common stock	154	91
Long-term debt	1,879	674
Net cash provided by financing activities	301	584

Net change in cash and cash equivalents	(263)	218
Cash and cash equivalents at beginning of year	355	137

Cash and cash equivalents at end of year	$92	$355

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$92	$355
Accounts receivable - trade, net	502	570
Unbilled revenue	427	359
Miscellaneous accounts and notes receivable	292	262
Materials and supplies	842	735
Mark-to-market derivative assets	207	35
Other current assets	153	146
Total current assets	2,515	2,462
Property and Plant, Net	16,567	15,069
Investments and Other Assets:
Nuclear decommissioning trust fund	239	307
Goodwill	831	831
Intangible assets	167	198
Regulatory assets	1,732	1,158
Other assets	606	703
Total investments and other assets	3,575	3,197

TOTAL ASSETS	$22,657	$20,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$380	$223
Short-term debt	1,174	1,472
Accounts and wages payable	813	687
Taxes accrued	54	84
Mark-to-market derivative liabilities	155	24
Other current liabilities	487	414
Total current liabilities	3,063	2,904
Long-term Debt, Net	6,554	5,689
Preferred Stock of Subsidiary Subject to Mandatory Redemption	-	16
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,131	2,046
Accumulated deferred investment tax credits	100	109
Regulatory liabilities	1,291	1,240
Asset retirement obligations	406	562
Accrued pension and other postretirement benefits	1,495	839
Other deferred credits and liabilities	438	354
Total deferred credits and other liabilities	5,861	5,150
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	21	22
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,780	4,604
Retained earnings	2,181	2,110
Accumulated other comprehensive income	-	36
Total stockholders' equity	6,963	6,752

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,657	$20,728